CONSENT OF INDEPENDENT AUDITORS

We   consent  to  the  incorporation  by  reference  in  the
Registration Statements ( Form S-8 No. 33-13362, No. 33-41260, No. 33-60533 and No. 333-12519) pertaining to the Imo
Industries Inc. Employees' Stock Savings Plan, Registration Statement (Form S-8 No. 33-26118) pertaining to Imo Industries Inc. Equity Incentive Plan for Key Employees and Equity Incentive Plan for Outside Directors, as amended on June 23, 1995, Registration Statement (Form S-8 No. 33-60535) pertaining to Imo Industries Inc. 1995 Equity Incentive Plan for Outside Directors of Imo Industries Inc. of our report dated February 19, 1997, with respect to the consolidated financial statements and schedule of Imo Industries Inc. included in this Annual Report on Form 10-K for the year ended December 31, 1996.


                                   ERNST & YOUNG LLP

Princeton, New Jersey
March 25, 1997